The National Security Group, Inc.                                                                                                                       EXHIBIT 99.1
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273 Ext. 241.

Elba, Alabama (November 12, 2004)…Results for the three months and nine months ended September 30, 2004 and 2003, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net insurance premiums earned	$11,972,000	$12,397,000	$39,872,000	$34,349,000
Net investment income	1,072,000	1,069,000	3,310,000	3,311,000
Realized Investment Gains	569,000	54,000	1,655,000	715,000
Revenue from leasing operations	989,000	465,000	1,892,000	1,030,000
Other Income	319,000	341,000	997,000	1,042,000

Total Revenues	$14,921,000	$14,326,000	$47,726,000	$40,447,000

Net Income	$(1,622,000)	$912,000	$1,875,000	$3,008,000

Net Income Per Share	$(0.66)	$0.37	$0.76	$1.22

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offer property, casualty, life, accident and health insurance in twelve states.

NASDAQ Symbol: NSEC

Contact: Brian R. McLeod, Treasurer and Chief Financial Officer
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323
(334) 897-2273, ext. 241